Exhibit to Accompany
Sub-Item 77 (O) :  Transactions effected pursuant to	Rule 1	0f-3
Form N-SAR
MASON STREET FUNDS
File Number:  811-07961
"Period April 01, 2004 through March 31, 2005"

Name of Issuer:  Accenture Ltd.
Date of Offering: 4/28/04
Date of Purchase: 4/28/04
Underwriter from whom purchased:  Morgan Stanley
"""Affiliated Underwriter"" in the syndicate:  Robert W"	. Baird
Aggregate principal amount of purchase:  MS Asset Al	locatio	"n $82,000;"
"MS Growth Stock $249,000; MS Large Cap Core $247,000"
Aggregate principal amount of offering:  $50 million	Public	Offering
Purchase price (net of fees and expenses):  $23.50 /	share
"Commission, spread or profit:  $0.394 / share"